As filed with the Securities and Exchange Commission on December 14, 2021

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Samsara Inc.

(Exact name of registrant as specified in its charter)

Delaware	47-3100039
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Samsara Inc.

350 Rhode Island Street

4th Floor, South Building

San Francisco, California 94103

(415) 985-2400

(Address of principal executive offices, including zip code)

2021 Equity Incentive Plan

2021 Employee Stock Purchase Plan

2015 Equity Incentive Plan

(Full title of the plan)

Sanjit Biswas

Co-Founder and Chief Executive Officer

Dominic Phillips

Chief Financial Officer

Samsara Inc.

350 Rhode Island Street

4th Floor, South Building

San Francisco, California 94103

(415) 985-2400

(Name and address and telephone number, including area code, of agent for service)

Copies to:

Allison B. Spinner Steven E. Bochner Rezwan D. Pavri Shannon R. Delahaye Andrew S. Gillman Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300	Adam Eltoukhy Mai Li Lucas Tejwani Samsara Inc. 350 Rhode Island Street 4th Floor, South Building San Francisco, California 94103 (415) 985-2400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A common stock, $0.0001 par value per share:
—2021 Equity Incentive Plan	50,600,000 (2)	$23.00 (7)	$1,163,800,000	$107,885
—2021 Employee Stock Purchase Plan	10,200,000 (3)	$19.55 (8)	$199,410,000	$18,486
—2015 Equity Incentive Plan	57,615,700 (4)	—	—	—
Class B common stock, $0.0001 par value per share:
—2015 Equity Incentive Plan (Options)	9,222,014 (5)	$3.56 (9)	$32,830,370	$3,044
—2015 Equity Incentive Plan (RSUs)	48,393,686 (6)	$23.00 (7)	$1,113,054,778	$103,181
TOTAL:	176,031,400		$2,509,095,148	$232,596

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers any additional shares of the Registrant’s Class A common stock (“Class A common stock”) or the Registrant’s Class B common stock (“Class B common stock”) that become issuable under the Registrant’s 2021 Equity Incentive Plan (the “2021 Plan”), the Registrant’s 2021 Employee Stock Purchase Plan (the “2021 ESPP”) and the Registrant’s 2015 Equity Incentive Plan (the “2015 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of outstanding shares of Class A common stock or Class B common stock.

(2)

Represents 50,600,000 shares of Class A common stock reserved for issuance pursuant to future awards under the 2021 Plan. The shares of Class A common stock available for issuance under the 2021 Plan will be increased by a number of shares of Class A common stock equal to (a) any shares of Class B common stock subject to outstanding awards under the 2015 Plan that, on or after the effective date of the registration statement relating to the Registrant’s initial public offering (the “Registration Date”), expire or otherwise terminate without having been exercised or issued in full, (b) any shares of Class B common stock that, on or after the Registration Date, are tendered to or withheld by the Registrant for payment of an exercise price or for tax withholding obligations and (c) any shares of Class B common stock issued pursuant to the 2015 Plan that, on or after the Registration Date, are forfeited to or repurchased by the Registrant due to failure to vest. The maximum number of shares of Class A common stock that can be added to the 2021 Plan from the 2015 Plan is 57,631,084. See footnotes 4, 5, and 6 below.

(3)	Represents 10,200,000 shares of Class A common stock reserved for issuance under the 2021 ESPP.
(4)

Represents 57,615,700 shares of Class A common stock issuable upon conversion of shares of Class B common stock underlying equity awards outstanding under the 2015 Plan as of the date of this Registration Statement. A number of shares of Class A common stock equal to (a) any shares of Class B common stock subject to outstanding awards under the 2015 Plan that, on or after the Registration Date, expire or otherwise terminate without having been exercised or issued in full, (b) any shares of Class B common stock that, on or after the Registration Date, are tendered to or withheld by the Registrant for payment of an exercise price or for tax withholding obligations and (c) any shares of Class B common stock issued pursuant to the 2015 Plan that, on or after the Registration Date, are forfeited to or repurchased by the Registrant due to failure to vest will become available for issuance as shares of Class A common stock under the 2021 Plan, subject to the maximum limit set forth in the 2021 Plan. See footnote 2 above.

(5)

Represents 9,222,014 shares of Class B common stock reserved for issuance pursuant to stock option awards outstanding under the 2015 Plan as of the date of this Registration Statement. A number of shares of Class A common stock equal to (a) any shares of Class B common stock subject to outstanding awards under the 2015 Plan that, on or after the Registration Date, expire or otherwise terminate without having been exercised or issued in full, (b) any shares of Class B common stock that, on or after the Registration Date, are tendered to or withheld by the Registrant for payment of an exercise price or for tax withholding obligations and (c) any shares of Class B common stock issued pursuant to the 2015 Plan that, on or after the Registration Date, are forfeited to or repurchased by the Registrant due to failure to vest will become available for issuance as shares of Class A common stock under the 2021 Plan, subject to the maximum limit set forth in the 2021 Plan. See footnote 2 above.

(6)

Represents 48,393,686 shares of Class B common stock reserved for issuance pursuant to restricted stock unit awards outstanding under the 2015 Plan as of the date of this Registration Statement. A number of shares of Class A common stock equal to (a) any shares of Class B common stock subject to outstanding awards under the 2015 Plan that, on or after Registration Date, expire or otherwise terminate without having been exercised or issued in full, (b) any shares of Class B common stock that, on or after the Registration Date, are tendered to or withheld by the Registrant for payment of an exercise price or for tax withholding obligations and (c) any shares of Class B common stock issued pursuant to the 2015 Plan that, on or after the Registration Date, are forfeited to or repurchased by the Registrant due to failure to vest will become available for issuance as shares of Class A common stock under the 2021 Plan, subject to the maximum limit set forth in the 2021 Plan. See footnote 2 above.

(7)

Estimated in accordance with Rule 457(h) under the Securities Act (“Rule 457(h)”) solely for the purpose of calculating the registration fee on the basis of $23.00 per share, which is the initial public offering price set forth on the cover page of the Registrant’s Prospectus to be filed on or about December 15, 2021 pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1, as amended (File No. 333-261204).

(8)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of 85% of $23.00 per share, the initial public offering price set forth on the cover page of the Registrant’s Prospectus to be filed on or about December 15, 2021 pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1, as amended (File No. 333-261204). Pursuant to the 2021 ESPP, the purchase price of the shares of Class A common stock reserved for issuance thereunder will be at least 85% of the lower of the fair market value of Class A common stock on the Enrollment Date or the Exercise Date (as such terms are defined in the 2021 ESPP).

(9)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $3.56 per share, which is the weighted average exercise price of stock option awards outstanding under the 2015 Plan as of the date of this Registration Statement.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

Samsara Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

•

Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed with the SEC on December 6, 2021 (File No. 333-261204), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed.

•

The Registrant’s Prospectus to be filed on or about December 15, 2021 pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1, as amended (File No. 333-261204), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed.

•

The description of the Registrant’s Class A Common Stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-41140) filed with the Commission on December 8, 2021, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors, and other corporate agents.

The Registrant’s amended and restated certificate of incorporation, which will become effective immediately prior to the completion of the Registrant’s initial public offering, will contain provisions that limit the liability of its directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, the Registrant’s directors will not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to the Registrant or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission, or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of the Registrant’s directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, the Registrant’s amended and restated bylaws, which will become effective immediately prior to the completion of the Registrant’s initial public offering, will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of the Registrant’s directors or officers or is or was serving at the Registrant’s request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise. The Registrant’s amended and restated bylaws will provide that the Registrant may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of the Registrant’s employees or agents or is or was serving at the Registrant’s request as an employee or agent of another corporation, partnership, joint venture, trust, or other enterprise. The Registrant’s amended and restated bylaws will also provide that the Registrant must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.

Further, the Registrant has entered into indemnification agreements with each of its directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require the Registrant, among other things, to indemnify its directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require the Registrant to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit, or proceeding. The Registrant believes that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions in the Registrant’s amended and restated certificate of incorporation, amended and restated bylaws, and the indemnification agreements that the Registrant has entered into with its directors and executive officers may discourage stockholders from bringing a lawsuit against the Registrant’s directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against the Registrant’s directors and executive officers, even though an action, if successful, might benefit the Registrant and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that the Registrant pays the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, the Registrant is not aware of any pending litigation or proceeding involving any person who is or was one of the Registrant’s directors, officers, employees, or other agents or is or was serving at its request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, for which indemnification is sought, and the Registrant is not aware of any threatened litigation that may result in claims for indemnification.

The Registrant has obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to the Registrant’s directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to the Registrant with respect to payments that may be made by the Registrant to these directors and executive officers pursuant to its indemnification obligations or otherwise as a matter of law.

Certain of the Registrant’s non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of the Registrant’s Board of Directors.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

Exhibit Number	Description

4.1(1)	Form of Class A common stock certificate.

4.2(2)	2021 Equity Incentive Plan and related form agreements.

4.3(3)	2021 Employee Stock Purchase Plan and related form agreements.

4.4(4)	2015 Equity Incentive Plan and related form agreements.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1).

24.1	Power of Attorney (contained on signature page hereto).

(1)	Incorporated by reference to Exhibit 4.1 filed with the Registrant’s Registration Statement on Form S-1 (Registration No. 333-261204), filed with the Commission on November 19, 2021.
(2)	Incorporated by reference to Exhibit 10.4 filed with the Registrant’s Registration Statement on Form S-1/A (Registration No. 333-261204), filed with the Commission on December 6, 2021.
(3)	Incorporated by reference to Exhibit 10.5 filed with the Registrant’s Registration Statement on Form S-1/A (Registration No. 333-261204), filed with the Commission on December 6, 2021.
(4)	Incorporated by reference to Exhibit 10.3 filed with the Registrant’s Registration Statement on Form S-1 (Registration No. 333-261204), filed with the Commission on December 6, 2021.

ITEM 9. UNDERTAKINGS.

A.	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

For the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	It will remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Francisco, State of California, on the 14th day of December, 2021.

SAMSARA INC.

By:	/s/ Sanjit Biswas
Sanjit Biswas
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Sanjit Biswas, John Bicket, Dominic Phillips and Adam Eltoukhy, and each one of them, as his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in their name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-8 and any and all amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Sanjit Biswas Sanjit Biswas	Chief Executive Officer and Director (Principal Executive Officer)	December 14, 2021

/s/ Dominic Phillips Dominic Phillips	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 14, 2021

/s/ John Bicket John Bicket	Director	December 14, 2021

/s/ Marc Andreessen Marc Andreessen	Director	December 14, 2021

/s/ Sue Bostrom Sue Bostrom	Director	December 14, 2021

/s/ Jonathan Chadwick Jonathan Chadwick	Director	December 14, 2021

/s/ Ann Livermore Ann Livermore	Director	December 14, 2021

/s/ Hemant Taneja Hemant Taneja	Director	December 14, 2021

/s/ Sue Wagner	Director	December 14, 2021
Sue Wagner